EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-83022, 333-105965, 333-134055, 333-141671 and 333-176408 on Form S-8 and Registration Statement No. 333-170316 on Form S-3 of our report dated December 13, 2012, relating to the consolidated financial statements of Central Garden & Pet Company and the effectiveness of Central Garden & Pet Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Central Garden & Pet Company for the fiscal year ended September 29, 2012.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

December 13, 2012